Exhibit 99.1

News release	29 July 2011

H1 2011 Results

Key Highlights

•                  Total subscribers increased by 8,609 on Q1 2011 to 764,250;

•                  MyStar penetration increased 11% on Q1 2011, to 228,927 subscribers;

•                  Total ARPU increased 3.5% on Q1 2011, to $86.30;

•                  Churn improved 41bps on Q1 2011, to 1.31% in Q2 2011;

•                  Adjusted OCF(1) increased 3% on H1 2010, to $124 million; and

•                  Available liquidity at $334 million.

Austar United Communications (“AUSTAR”, ASX: AUN) today released its audited results for the half-year ended 30 June 2011.

Total television subscribers grew to 764,250 following a net subscriber gain of 8,609 for the quarter, representing a 2 percent increase on 30 June 2010. Meanwhile customer churn decreased from 1.72 percent in the first quarter, to 1.31 percent. Total ARPU increased 3.5 percent compared with the previous quarter, ending the second quarter at $86.30.

MyStar subscribers increased 11 percent on the first quarter to end the period at 228,927. Thirty-seven (37) percent of residential subscribers now enjoy the benefits of MyStar.

Chief Executive Officer, Mr John Porter, said: “Despite the difficult consumer environment, regional Australians are still choosing AUSTAR, and opting for greater control in their viewing with MyStar.

“Australians love live sport and the historic agreement signed with the AFL in April this year is a great outcome for subscription television. From 2012 subscription television viewers will enjoy every AFL game of every round live, along with a dedicated FOX SPORTS AFL channel.”

Adjusted Operating Cash Flow(1) (OCF) increased 3% from the 2010 corresponding period to $124 million for the half. Cash capital expenditure decreased by $7 million to $50 million for the half, where 87% was subscriber related.

Mr Porter said: “Despite the challenging start to 2011, due to the devastating impact natural events had on our regional communities, Q2 saw us regain lost ground as evidenced in our subscriber numbers and financial results. However, the outlook for subscriber growth for the rest of 2011 remains challenging with consumer sentiment at an all time low.”

AUSTAR announced on 11 July that it had entered into definitive transaction agreements with Liberty Global Inc (LGI) and FOXTEL Management Pty Limited under which FOXTEL will acquire AUSTAR. It is anticipated the transaction will be finalised by the end of 2011, or early 2012, subject to a number of conditions being met including (i) ACCC and FIRB approval; (ii) the independent expert determining that the Scheme of Arrangements (the Scheme) under which the AUSTAR shares will be bought is in the best interests of AUSTAR and minority shareholders; (iii) AUSTAR shareholder and court approvals; (iv) the receipt of an IRS ruling by LGI confirming LGI’s intended treatment of the transaction; and (v) other customary conditions for a transaction of this nature.

Mr Porter concluded: “There has always been a compelling industrial logic to bringing AUSTAR and FOXTEL together. AUSTAR’s Independent Directors have said the transaction is in the best interest of shareholders. It also makes sense that a bigger entity is likely to deliver a number of consumer benefits for all Australians. While the ACCC’s 22 July Statement of Issues raised some market concerns about the transaction, I am confident that once the ACCC reviews our submissions there will be a reasonable result.”

-ENDS-

Notes:

(1) Operating Cash Flow — represents Revenue, less operating expenses,  excluding stock based compensation, foreign exchange, depreciation, amortisation, impairment and restructuring. Adjusted OCF is defined as Operating Cash Flow excluding costs associated with the FOXTEL transaction.

Non-GAAP measures — Operating Cash Flow and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

For further information contact:

Deanne Weir Group Director, Corporate Development +61 2 9295 0103 or 0402 865 300 dweir@austar.com.au	Catherine Douglas Group Manager, Corporate Affairs +61 2 93994 9573 or 0477100978 cdouglas@austar.com.au

Austar United Communications (AUSTAR)

www.austarunited.com.au

AUSTAR (Australian Stock Exchange “AUN”) is a leading provider of subscription television services in regional and rural Australia, with more than 750,000 customers enjoying satellite digital television services. AUSTAR is also a significant provider of programming in the Australian television market through its 50% owned joint venture, XYZnetworks, which owns and/or distributes Nickelodeon, Nick Jr, Discovery Channel, Channel [V], [V]Hits, MAX, Arena, The Lifestyle Channel, Lifestyle Food, LifeStyle You, Country Music Channel and The Weather Channel. Liberty Global, Inc., the largest international broadband cable operator in terms of subscribers, holds an indirect controlling stake in AUSTAR.